Exhibit 3.14

AMENDED AND RESTATED AGREEMENT OF OPERATION

OF

PLAYTEX PRODUCTS, LLC

THIS AMENDED AND RESTATED AGREEMENT OF OPERATION (“Agreement”) is effective as of 15th day of December, 2011, by Eveready Battery Company, Inc., a Delaware corporation, the sole member (“Member”).

WHEREAS, the initial member caused Playtex Products, LLC (“Company”) to be formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (“Act”) and an agreement of operation dated as of October 1, 2008 was adopted pursuant to the Act.

WHEREAS, the Member wishes to adopt a new Amended and Restated Agreement of Operation.

1. Formation, Name, and Office.

1.1 Formation. The Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware on October 1, 2008, and its Amended and Restated Certificate of Formation was filed with the Secretary of State of the State of Delaware on December 15, 2011, and pursuant to the Act, the Member does hereby adopt this Agreement as the Agreement of Operation of the Company.

1.2 Name. The name of the Company is Playtex Products, LLC.

1.3 Registered Office. The registered office and agent of the Company are as set forth in the Certificate of Formation.

1.4 Principal Place of Business. The Company’s principal place of business, and the place where its books and records shall be kept shall be determined from time to time by the Member. The records will be available for inspection and copying by the Member at such office to the extent required under the Act during regular business hours.

1.5 Purpose. The purpose of the Company is to engage in any lawful act or activity for which a Limited Liability Company may be formed within the State of Delaware.

2. Members.

2.1 Member. The Member of the Company is Eveready Battery Company, Inc.

2.2 Admission of Additional Members. Except as otherwise expressly provided in this Agreement, no additional members may be admitted to the Company through issuance by the Company of a new interest in the Company without the prior written consent of the Member.

2.3 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company, except to the extent of the Member’s capital contributions.

2.4 Capital Contribution. The Member’s contribution to the capital of the Company for the Member’s interest in the Company shall be reflected on the books and records of the Company.

2.5 Meetings of Member. No regular, annual, special or other meetings of the Member is required to be held. Any action that may be taken at a meeting of the Member may be taken without a meeting by written consent in accordance with the Act. Meetings of the Member, for any purpose or purposes, may be called at any time by the Member of the Company.

3. Officers.

3.1 Responsibilities. The business, property, and affairs of the Company shall be managed by or under the direction of the officers, which shall have all powers necessary or desirable to achieve the purposes of the Company described in Section 1.5. In addition to the powers and authorities expressly conferred by this Agreement upon the officers, they shall have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions and to perform all acts customary or incident to the management of the Company’s business, except only as to those acts and things as to which approval by the Member or Members is expressly required by the Amended and Restated Certificate of Formation, this Agreement, the Act or other applicable law.

3.2 Number. The principal officers of the Company shall be a President, a Treasurer, a Secretary and such other principal officers as the Member may appoint. The Member shall elect the principal officers. Except as otherwise provided herein, officers need not be Members of the Company. The Member may from time to time appoint such officers, in addition to principal officers, as it deems necessary, and such officers shall have such authority and shall perform such duties as from time to time may be prescribed by the Member. Any person may simultaneously hold more than one office of the Company.

3.3 Term of Office. The President, Treasurer and Secretary shall each hold office until their successor is chosen and qualified or in each case until he/she sooner dies, resigns, is removed or becomes disqualified, and each other officer shall hold office in accordance with the terms of their appointment or election.

3.4 Removal. Any officer of the Company may be removed with or without cause by a vote of the Member at any meeting of the Members called at least in part for that purpose. The officer to be removed shall have no right to participate in the deliberations of the Member with respect to the removal vote, except in their capacity as an officer. At the request of any Member, voting by the Member with respect to removal of an officer shall be by closed ballot.

4. Indemnification.

4.1 Indemnification. The Company shall indemnify, defend and hold harmless to the fullest extent permitted by Delaware law, the Member(s), officers, employees and agents of the Company (individually, an “Indemnitee”) to the fullest extent permissible under Delaware law from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the

Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status as any of the foregoing, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful, and (ii) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this Section 4 shall be made only out of the assets of the Company and the Member shall not have any personal liability on account thereof. In the event that an amendment to this Amended and Restated Agreement of Operation reduces or eliminates any Indemnitee’s right to indemnification pursuant to this Section 4, such amendment shall not be effective with respect to any Indemnitee’s right to indemnification that accrued prior to the date of such amendment. For purposes of this Section 4, a right to indemnification shall accrue as of the date of the event underlying the claim that gives rise to such right to indemnification. All calculations of claims and the amount of indemnification to which any Indemnitee is entitled under this Section 4 shall be made (i) giving effect to the tax consequences of any such claim and (ii) after deduction of all proceeds of insurance net of retroactive premiums and self-insurance retention recoverable by the Indemnitee with respect to such claims.

4.2 Expenses. Expenses (including reasonable legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in the foregoing paragraph may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Member, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 4.

4.3 Not Exclusive. The indemnification and advancement of expenses set forth in this Section 4 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Company’s articles of organization, this Agreement, any other agreement, a vote of the Member, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Member. The indemnification and advancement of expenses set forth in this Section 4 shall continue as to a person or entity who has ceased to hold the position giving rise to such indemnification and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a person or entity.

4.4 Insurance. The Company may purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against an Indemnitee and incurred by an Indemnitee in such capacity, or arising out of such Indemnitee’s status as aforesaid, whether or not the Company would have the power to indemnify such Indemnitee against such liability under this Section 4.

5. Tax Treatment. Pursuant to existing law, the Company will be disregarded for federal and state income tax purposes. The admission of one or more additional Members, however, will cause the Company to be recognized for tax purposes, and to be taxed, as a partnership.

6. Continuation of Business. Upon an “event of withdrawal” (as defined in the Act) of the Member or upon the occurrence of any other event which terminates the continued membership of the Member in the Company, the Company shall not be dissolved, and the business of the Company shall continue. The Member hereby specifically consents to such continuation of the business of the Company upon any event of withdrawal of the Member. The Member’s legal representative, assignee or successor shall automatically become an assignee of the Member’s interest and shall automatically become a substitute Member in place of the withdrawn Member.

7. General Provisions.

7.1 Governing Law. This Agreement and the rights and obligations of the parties under it are governed by and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law).

7.2 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement with respect to the subject matter of this Agreement. No modification or amendment of any provision of this Agreement will be binding unless in writing and signed by all the Members.

7.3 Severability. If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the parties as evidenced by the terms of this Agreement.

7.4 Captions. The captions used in this Agreement are for the convenience of the parties only and will not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed as of the 15th day of December, 2011.

SOLE MEMBER

ENERGIZER BATTERY, INC.

By:	/s/ Mark S. LaVigne
Mark S. LaVigne, Vice President and Secretary